                                                                   EXHIBIT 10.1

                             DATE APRIL 6,  1998


                       (1)  DAVID FLETCHER AND OTHERS


                                   - and -


                         (2) ATCHISON CASTING UK LTD


                                   - and -


                       (3) ATCHISON CASTING CORPORATION


                    ________________________________________

                            SHARE EXCHANGE AGREEMENT

                   in respect of ordinary shares of 1p each in

                      Sheffield Forgemasters Group Limited

                                       AND

                             SHAREHOLDERS AGREEMENT

                                       RE

                             ATCHISON CASTING UK LTD


                    ________________________________________

                                     CONTENTS

1. INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2. CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

3. SALE OF THE SALE SHARES AND INTERIM PERIOD. . . . . . . . . . . . . . . . . 2

4. CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

5. COMPLETION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

6. WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

7. OPTION ARRANGEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

8. OBLIGATION ARRANGEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . 5

9. LETTER OF CREDIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

10. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

11. CHOICE OF LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SCHEDULE 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SCHEDULE 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

SCHEDULE  3. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

THIS AGREEMENT is made on April 6, 1998

BETWEEN:

(1)  THOSE PERSONS whose names  are set out in Schedule 1 (the "Sellers");

(2) ATCHISON CASTING UK LTD (company number 3514183) whose registered office is at Kings Court, 12 King Street, Leeds LS1 2HL (ACUK); and

(3) ATCHISON CASTING CORPORATION whose registered office is at 400 South Fourth Street, PO Box 188, Atchison, Kansas, 66002-0188 ("ACC").

IT IS AGREED as follows:

1.   INTERPRETATION

         1.1.  In this agreement and the schedules:

               "COMPLETION" means completion of the sale and purchase of the Sale Shares in accordance with clause 5 of this agreement;

               "'B' ORDINARY SHARES" means 1,040,000 new "B" ordinary shares of 25 pence each in the capital of ACUK credited as fully paid up and issued at a premium of 27.78311 pence per share ranking pari passu in all respects with the existing issued "A" ordinary shares of 25 pence each in the capital of ACUK (save as provided in the New Articles);

               "DEED OF WARRANTY AND UNDERTAKING" means the deed of warranty and undertaking to be entered into later today in the form annexed between (1) Phillip Montague Wright and others and (2) the Purchaser;

               "INITIAL CONSIDERATION" means the allotment and issue by ACUK to the Sellers of the 'B' Ordinary Shares pursuant to Clause 4.1.1;

               "NEW ARTICLES" means the new articles of association in the form annexed and, for the purpose of identification, initialled by or on behalf of the parties hereto;

               "SALE SHARES" means 1,267,477 ordinary shares of 1p each fully paid in the capital of SFGL.

         1.2. Words and expressions defined in the Deed of Warranty and Undertaking shall have the same meanings when used in this agreement.

         1.3. Any headings are inserted for convenience only and shall not affect the construction of this agreement.

         1.4.  The Schedules form part of this agreement.

2.   CONDITIONS

         2.1. Completion of this agreement is conditional upon the Offer becoming or being declared unconditional in all respects on or before April 30 1998 and ACUK having been registered as the holder of at least 50% of all the issued shares of SFGL.

         2.2. If the conditions set out in clause 2.1 are not satisfied on or before April 30 1998 this agreement shall cease to be of effect and the obligations of the parties to it shall cease and determine without liability on any party (save for any antecedent breach by a party of its obligations).

         2.3. ACUK shall use its reasonable endeavours to satisfy the conditions set out in clause 2.1 on or before April 30, 1998 and without limitation, shall seek to procure the stamping and the registration of any shares assented to the Offer promptly upon the Offer becoming or being declared unconditional in all respects.

3.   SALE OF THE SALE SHARES AND INTERIM PERIOD

         3.1. Each of the Sellers with full title guarantee shall sell that number of Sale Shares set against his or her name in Schedule 1 to ACUK free from all liens, charges and encumbrances and with all rights now attached thereto and ACUK shall roll over the Sale Shares upon the terms of this agreement.

         3.2. Until the earlier of the sale of the Sale Shares pursuant to this agreement and cessation of this agreement pursuant to clause 2.2, each of the Sellers agrees with ACUK that he or she will not without the prior written consent of ACUK:

               3.2.1. dispose of any interest in such Sale Shares or any rights attaching to them or agree to do any of these things;

               3.2.2. exercise any voting or other rights attached to such Sale Shares.

         3.3. Until the earlier of the allotment of the 'B' Ordinary Shares pursuant to this agreement and cessation of this agreement pursuant to clause 2.2, ACUK agrees with each of the Sellers that it will not:

              3.3.1.   amend its articles of association;

              3.3.2. issue any shares or loan capital convertible into shares or agree to do so or grant any option to subscribe for such shares or loan capital;

              3.3.3. enter into any transactions other than those which are reasonably required to make or implement the Offer.

4.   CONSIDERATION

         4.1. The consideration for the sale of the Sale Shares shall be:

              4.1.1. the allotment and issue by ACUK to the Sellers of the 'B' Ordinary Shares in the numbers set out in Schedule 1, and

              4.1.2. for each Sale Share the payment by way of additional consideration of the same amount per Sale Share as will be paid to each of the SFG Shareholders in accordance with the provisions of the Offer Document.

         4.2. The consideration referred to in clause 4.1 shall be satisfied and paid as follows:

              4.2.1.   as to the Initial Consideration, on Completion;

              4.2.2. as to the additional consideration referred to in clause 4.1.2, no later than the last date on which the Additional Consideration (as defined in the Offer Document) is payable pursuant to the provisions of the Offer Document.

5.   COMPLETION

     Completion of the sale and purchase of the Sale Shares shall take place immediately following satisfaction of the conditions contained in clause 2.1 when:

         5.1. each Seller shall deliver or procure to be delivered to ACUK a transfer in respect of his or her Sale Shares duly completed in favour of ACUK (or as it may direct) together with his or her share certificate(s);

         5.2.  ACUK shall adopt the New Articles;

         5.3. thereupon ACUK shall satisfy the Initial Consideration by the allotment of the 'B' Ordinary Shares to the Sellers in the numbers set out in Schedule 1, enter their names on the register of members in respect of such 'B' Ordinary Shares, and deliver to the Sellers share certificates for such shares in their respective names.

6.   WARRANTIES

         6.1. Each Seller warrants and undertakes that the number of Sale Shares set against his or her name in Schedule 1 are both legally and beneficially owned by him or her and neither the whole nor any part of his or her interest in those Sale Shares is subject to any Encumbrance and that he or she is able and entitled to agree to sell and to sell those Sale Shares pursuant to this agreement and to transfer those Sale Shares with full title guarantee free from all Encumbrances and together with all rights attaching to those Sale Shares, including the right to all dividends and other distributions (if any) declared, made or paid after the date on which the Offer becomes or is declared unconditional in all respects and otherwise perform his or her obligations under this agreement.

         6.2. ACUK warrants, represents and covenants to each of the Sellers that:

               6.2.1. immediately following the allotment of the 'B' Ordinary
                      Shares the authorised and issued share capital of ACUK will be as set out in Appendix 'A';

               6.2.2. the rights attaching to the 'B' Ordinary Shares are as set out in the New Articles;

               6.2.3. save for this agreement no agreements or arrangements are in place which accord to any third party the right to call for the issue or allotment of any shares in ACUK or any loan capital convertible into shares of ACUK.

7.   OPTION ARRANGEMENTS

         7.1. In this clause 7, words and expressions shall, save where the context otherwise requires, have the meanings given to them in
               Schedule 2.

         7.2. ACUK shall, upon the Date of Grant, grant an option ("the Option") to each of the Sellers over such number of 'C' Ordinary Shares as is set opposite such Seller's name in
               Schedule 1 upon and subject to the terms set out in Schedule 2. For the avoidance of doubt, if the conditions set out in clause 2.1 of this agreement are not satisfied on or before April 30, 1998 then ACUK shall be released from any obligation to grant any Option hereunder.

8.   OBLIGATION ARRANGEMENTS

         With effect from Completion the provisions of Schedule 3 shall apply to impose certain obligations upon ACC and ACUK.

9.   LETTER OF CREDIT

         The Sellers hereby direct ACC to make payment of any additional consideration due to them in accordance with clause 4.1.2 hereof to DLA Nominees Limited on their behalf.

10.  MISCELLANEOUS

         10.1. No variation of this agreement shall be effective unless made in writing and signed by or on behalf of the parties in this agreement and no waiver of any term, provision or condition of this agreement shall be effective except to the extent made in writing and signed by the waiving party.

         10.2. The provisions of this agreement shall continue in full force and effect notwithstanding Completion.

         10.3. This agreement may be executed in any number of counterparts by the different parties or separate counterparts, each of which when executed and delivered shall constitute an original but all of which shall together constitute one and the same instrument.

         10.4. No failure or delay in exercising or enforcing any right or remedy under this agreement shall constitute a waiver of such right or remedy and no single or partial exercise or enforcement of any right or remedy under this agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights and remedies provided by law.

11.  CHOICE OF LAW

     This agreement shall be governed by and construed in accordance with English Law and the parties irrevocably agree that the English Courts shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that accordingly any proceedings, suit or action arising out of this agreement shall be brought in such courts.



IN WITNESS of which this agreement has been entered into the day and year first above written.

                                     SCHEDULE 1


NAME OF SELLER                    NUMBER OF         NUMBER OF 'B'     NUMBER OF "C" ORDINARY SHARES OF
                                  SALE SHARES TO    ORDINARY SHARES   1 PENCE EACH OVER WHICH OPTIONS
                                  BE SOLD           TO BE RECEIVED    ARE GRANTED

David Fletcher                       804,360           660,000           660,000
Kenneth Ronald Innocent               20,863            17,119            17,119
Rebecca Jane Innocent                  6,434             5,278             5,278
Teresa Jane Innocent                  42,900            35,201            35,201
Timothy Kenneth Innocent              19,185            15,742            15,742
Graham Honeyman                       21,735            17,835            17,835
Angela Honeyman                       21,735            17,834            17,834
Peter Birtles                         38,062            31,231            31,231
Linda Birtles                         51,320            42,109            42,109
Keith Barrie Lomax                    17,710            14,532            14,532
Ann Lomax                             18,515            15,192            15,192
Hannah Lomax                          18,515            15,192            15,192
Richard Adam Lomax                    18,515            15,192            15,192
Peter Carless                          3,455             2,837             2,837
David Martin Carless                  28,020            22,990            22,990
Joanna Louise Carless                 28,020            22,990            22,990
Shelagh Margaret Carless              29,887            24,523            24,523
Philip Sidney Barrett                 39,123            32,101            32,101
Ann Susan Barrett                     39,123            32,102            32,102
                                   ---------         ---------         ---------
TOTALS                             1,267,477         1,040,000         1,040,000

                                    SCHEDULE 2
                           Terms Applicable to Options

1.   INTERPRETATION

     1.1  In this Schedule (unless the context otherwise requires):

     THE "AUDITORS"means the auditors for the time being of ACUK (acting as experts and not as arbitrators);

     THE "BOARD" means the board of directors for the time being of ACUK;

     "CONTROL" has the meaning given to it by Section 840 ICTA and "CONTROLLED" shall have a similar meaning;

     "DATE OF GRANT" means the date on which an Option is to be granted being the date upon which the conditions specified in clause 2.1 of this agreement are satisfied;

     "FLOTATION" means the admission of the shares of ACUK or of the ordinary shares of SFGL to the Daily Official List of the London Stock Exchange or the granting of permission for the Shares or the ordinary shares of Sheffield Forgemasters Group Limited to be dealt in on the Alternative Investment Market or any other recognised investment exchange (as defined in Section 207 Financial Services Act 1986);

     THE "GROUP" means ACUK and any other company which is for the time being Controlled directly or indirectly by ACUK or which directly or indirectly Controls ACUK;

     "ICTA" means The Income and Corporation Taxes Act 1988;

     "MEMBER OF THE GROUP" means ACUK or any such other company as mentioned in the definition of "Group";

     "OPTION" means a right to acquire 'C' Ordinary Shares granted pursuant to Clause 7 of this share exchange agreement

     "OPTION EXERCISE PERIOD" means the period commencing on the Date of Grant of the Option and ending on the date which is one day before the tenth anniversary of the Date of Grant;

     "OPTION HOLDER" means a Seller who holds an Option or (where the context admits) his personal representatives;

     "QUALIFYING EMPLOYEE" means a director or employee of a Member or Members of the Group who has not given notice or received notice of termination of his employment and is a party to this agreement;

     "SALE" means the occurrence of any of the circumstances set out in paragraphs 5.3.1, 5.3.2 and 5.3.3;

     "SCHEDULE 9" means Schedule 9 to ICTA;

     "SHARE" means a fully paid "C" Ordinary share of 1 pence of ACUK;

     1.2 References in this Schedule to paragraphs are to paragraphs of this Schedule.

2.   GRANT OF OPTIONS

     2.1 There shall be no monetary consideration for the grant of any Option and accordingly all Options shall be granted by way of deed in the form of the Option Certificate attached as appendix 1 to this agreement.

     2.2 Except as may be agreed by ACUK each Option shall be exercisable only by the Qualifying Employee to whom it is granted and may not be transferred, assigned or charged.

3.   EXERCISE OF OPTIONS

     3.1 Subject to paragraphs 3.2, 4 and 5 each Option shall be exercisable as to one fifth of the Shares in respect of which it is granted (rounded to the nearest whole number) on or after each of the first, second, third, fourth or fifth anniversary of Completion provided the Seller to whom such option was granted is or was a Qualifying Employee on such anniversary.

     3.2 Notwithstanding anything else in this Agreement no Option may be exercised after the expiry of the Option Exercise Period.

     3.3 The price payable by way of the option exercise price shall be 1 pence per share or as amended by an increase in the share capital pursuant to paragraph 6 of this Schedule.

     3.4 Options shall be exercised by lodging with the Company Secretary of ACUK, or such other person as ACUK may specify, the relevant Option Certificate and a duly completed notice of exercise in such form as ACUK may from time to time prescribe in respect of such number of Shares as the Option Holder shall specify on the notice of exercise and accompanied by payment for the acquisition of the Shares.

     3.5 An Option or part thereof which shall not have been exercised by the expiration of the Option Exercise Period shall automatically lapse.

     3.6  Result of Exercise of Options

          3.6.1 Subject to receipt by ACUK of the appropriate payment by way of subscription in full in cleared funds, within 30 days of receipt by ACUK of the notice of exercise the Board on behalf of ACUK shall allot or procure the transfer to the Option Holder of the number of Shares in respect of which the Option has been exercised.

          3.6.2 All Shares allotted on exercise of Options shall rank for any dividends or other distributions the record date for which falls after the date on which the Option was exercised.

          3.6.3 ACUK shall at all times keep available sufficient unissued Shares or shall procure that sufficient Shares are available to satisfy the exercise of all Options taking account of any other obligations of ACUK to issue unissued Shares.

4.   CESSATION OF EMPLOYMENT

     4.1 Subject to paragraph 3.2, if an Option Holder ceases to be a Qualifying Employee for any reason or gives notice or is given notice of termination of his employment before the fifth anniversary of Completion any Option which is already exercisable pursuant to paragraph 3.1 may be exercised within six weeks of such event and thereafter shall lapse. Any Option which is not already exercisable and which does not become exercisable as aforesaid shall automatically lapse on cessation of employment or on the giving or receiving of notice of termination of employment.

     4.2 An Option Holder shall not be treated for the purposes of this Schedule as ceasing to be a Qualifying Employee until such time as (i) he is no longer a director or employee of any Member of the Group or (ii) he gives notice or receives notice of termination of his employment.

5.   FLOTATION OR SALE OF COMPANY

     5.1 Subject to paragraph 3.2 but notwithstanding paragraph 3.1 an Option which has not lapsed may be exercised on a Flotation in accordance with Paragraph 5.2. Any Option not so exercised shall remain exercisable following Flotation subject always to Paragraph 3.2.

     5.2

          5.2.1 As soon as ACUK has become aware that firm negotiations have been entered into or firm proposals have been made for the Flotation of ACUK or Sheffield Forgemasters Group Limited, ACUK the Company shall notify the Option Holders in writing that such negotiations or proposals have been entered into or made;

          5.2.2 Within one week of the notification by ACUK to the Option Holders as set out in Paragraph 5.2.1 an Option Holder may exercise an Option;

          5.2.3 The exercise of any Option under Paragraph 5.2.2 shall be conditional upon Completion of the Flotation (and for the purposes of this Paragraph 7 "completion" or "completed" in relation to Flotation shall be the admission or granting of permission referred to in the definition of "Flotation" in Paragraph 1) ("the Date of Flotation"). In the event that the Flotation does not proceed the notice of exercise shall be deemed never to have been served;

          5.2.4 The number of Shares to be issued pursuant to the exercise of Options shall be issued forthwith on the Date of Flotation and shall form part of the issued equity share capital of ACUK immediately prior to the Date of Flotation.

     5.3  If:

          5.3.1 any person or group of persons acting in concert obtains Control of ACUK pursuant to an offer to acquire the whole of the issued share capital of ACUK then the Board shall serve notice upon each Option Holder (or his personal representatives) notifying him of such fact and an Option Holder (or his personal representatives) may at any time within the Appropriate Period defined in Paragraph 5.4 below subject always to Paragraph 3.2 exercise any Option or part thereof which has not lapsed. Any Option which is not so exercised shall lapse at the expiry of the Appropriate Period defined in Paragraph 5.4 below. In the case of an Option exercised by virtue of Paragraph 5.3.1, the exercise shall be conditional upon completion of the sale of the shares of the relevant company to the person or group of persons making the offer (such that the person or group of persons obtain control of such company) and if such completion does not occur

                  5.3.1.1 any notice of exercise of any Option served in accordance with this Paragraph 5.3 shall be deemed never to have been served; and

                  5.3.1.2 any other Option which would have lapsed under this Paragraph 5.3 by reason of the failure of the Option Holder to exercise the Option within the Appropriate Period as defined in Paragraph 5.4 below shall not lapse but shall remain exercisable in accordance with the Rules of the Scheme.

     5.4  In this Paragraph 5 the "Appropriate Period" means:

          5.4.1   in a case falling within Paragraph 5.3.1 and where Paragraph
                  5.3.2 does not apply, the period beginning with the time when the Board has given notice to the Option Holder of the offer and ending on the expiry of 14 days of receiving such notice or (if earlier) immediately prior to completion of the sale of the shares in question;

     5.5 If a company (in this Paragraph called the "Acquiring Company") has acquired Control of ACUK as result of any of the events described in Paragraphs 5.3.1 or 5.3.3, or become entitled or bound as mentioned in Paragraph 5.3.2, the Option Holder may by agreement with the Acquiring Company at any time within the Appropriate Period release his rights under the Scheme in consideration of the grant to him of rights which relate to shares in the Acquiring Company (or some other company which in relation to the Acquiring Company falls within paragraph (b) or paragraph (c) of paragraph 10 of Schedule 9).

     5.6 In the event of a change of Control of Sheffield Forgemasters Group Limited the Board, may in its discretion permit the exercise of any Option which is not already exercisable in accordance with clause 3.1.

6.   VARIATION OF SHARE CAPITAL

     6.1 Subject to Paragraph 6.3 and 6.4 below, in the event of any increase or variation of the share capital of ACUK (whenever effected) by way of capitalisation or rights issue, or sub-division, consolidation or reduction, the Board shall make such adjustments as are fair and reasonable under Paragraph 6.2

     6.2 An adjustment made under this Paragraph shall be to one or more of the following:

          6.2.1 the number of Shares in respect of which any Option may be exercised and the date(s) upon which such Option may be exercised;

          6.2.2 the price at which shares may be acquired by the exercise of any such Option;

          6.2.3 where any such Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

     6.3 Except in the case of a capitalisation issue, no adjustment under Paragraph 6.2 above shall be made without the prior confirmation in writing by the Auditors to the directors that it is in their opinion fair and reasonable.

     6.4 No adjustment under Paragraph 6.2 above shall be made as a result of which the aggregate amount payable on the exercise of an Option in full would be increased.

     6.5 As soon as reasonably practicable after making any adjustment under Paragraph 5.2 above, the Board shall give notice in writing thereof to each Option Holder.

7.   FURTHER OPTION

     7.1 In the event that an offer to subscribe for new shares in ACUK is made to the holders of 'B' Ordinary Shares of 25 pence each or 'C' Ordinary Shares of 1 pence each, in accordance with Article 6 of the New Articles ACUK shall grant to each Qualifying Employee who or whose Privileged Relations or Family Trust subscribe for such new shares an Option to acquire such number of 'C' Ordinary Shares of 1 pence each as is equal to the number of new shares for which such Qualifying Employee (or his Privileged Relations or Family Trust) have subscribed pursuant to Article 6 of the New Articles. The exercise price of such Option shall be such price as is determined by the Board to be a fair price to avoid an unfair dilution of the value of the Options which are substituting at that time.

     7.2 In the event that an offer to subscribe for new shares is made as detailed in clause 7.1 above, then the price payable by way of the option exercise price in relation to the Options not then exercised shall be amended (if necessary) by the Board to reflect the new share capital of ACUK.

                                    SCHEDULE 3
                               OBLIGATION PROVISIONS

1.   INTERPRETATION

     1.1   In this Schedule 3 (unless the context otherwise requires):

     "ARTICLES" means the articles of association of the Company in force at the date hereof;

     "NET ASSET VALUE" means:

     1.1.1 in relation to the ACC Shares the net asset value of each ACC Share determined by dividing the amount for net asset value of ACC shown in the management accounts of ACC for the month ended immediately prior to the date of the service of the notice under clause 2.1 of this Schedule 3, (which management accounts have been approved by the board of directors of ACC) by the number of ACC Shares in issue; and

      1.1.2 in relation to the 'B' Ordinary Shares of 25 pence each or the 'C' Ordinary Shares of 1 pence each (in each case in ACUK) the net asset value of each 'B' Ordinary Share of 25 pence each of 'C' Ordinary Share of 1 pence each (in each case in ACUK) determined by dividing the amount for net asset value of ACUK shown in the management accounts of ACUK for the month ended immediately prior to the date of service of the notice under clause 3.1 of this
             Schedule 3, (which management accounts have been approved by the board of directors of ACUK) by the number of issued shares (of whatever class) of ACUK;

     "ACC SHARES" means common stock of ACC;

     "AUDITORS" means the auditors of the Company from time to time;

     "COMPLETION" means the performance by the relevant Seller and ACC and ACUK
             (as the case may be) of the obligations assumed by them respectively under clause 4 of this Schedule 3;

     "FAMILY MEMBER"    means

                        (1) if the Seller is Keith Innocent, each of
                            Rebecca Jane Innocent, Teresa Jane

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

                            Innocent and Timothy Kenneth Innocent;

                        (2) if the Seller is Graham Honeyman,
                            Angela Honeyman;

                        (3) if the Seller is Peter Birtles, Linda Birtles;

                        (4) if the Seller is Keith Lomax, each of
                            Ann Lomax, Hannah Lomax and Richard Adam Lomax;

                        (5) if the Seller is Peter Carless, each
                            of David Martin Carless, Joanna Louise Carless and Shelagh Margaret Carless, and

                        (6) if the Seller is Phillip Barrett, Ann Susan
                            Barrett;

     "OBLIGATION SHARES" means the shares which ACC or ACUK (as the case may be) are obliged to acquire in accordance with clauses 2.1 and/or 3.1 of this Schedule 3 (as the case may be);

     "OPTIONS" shall have the same meaning herein as in Schedule 2;

     "PERMITTED TRANSFEREE" means a transferee permitted pursuant to the provisions of Article 9 of the Articles;

     1.2  References in the schedule are to paragraphs of this schedule.

2.   FIRST OBLIGATION

     2.1 In consideration of the payment by the Sellers to ACC of the aggregate sum of L1 (receipt of which is hereby acknowledged), ACC hereby grants to each of the Sellers the right, exercisable at any time during the period commencing on the date which is 5 years from the date hereof and expiring on the date which is 10 years from the date hereof, by service of a written notice, to require ACC to exchange all of the 'B' Ordinary Shares of 25 pence each and the 'C' Ordinary Shares of
          1. pence each (in each case in the capital of ACUK), which shares are, on such date, registered in the name of the relevant Seller and/or a Family Member and/or a Permitted Transferee of such Seller and for such number of ACC Shares as in aggregate have a Net Asset Value equal to 85 per cent of the Net Asset Value of the aggregate of the 'B' Ordinary Shares of 25 pence each and 'C' Ordinary Shares of 1 pence each the subject of the notice hereunder. On the exercise of such right the Seller who has served such notice will become bound to tender and ACC will become bound to exchange the shares the subject of the notice. The shares tendered and received shall be unencumbered.

     2.2 If a Seller serves notice in accordance with clause 2.1 above, the provisions of clause 4 will apply.

3.   SECOND OBLIGATION

     3.1 In consideration of the payment by the Sellers to ACC of the aggregate sum of L1 (receipt of which is hereby acknowledged) each of ACC and ACUK grants to each of the Sellers the right, (which each of the Sellers hereby undertakes to exercise in accordance with this clause) exercisable at any time during the period of 6 weeks following the date on which the relevant Seller's employment with ACUK or ACC or any subsidiary of either of them is terminated (for whatever reason including death or disability) by service of a written notice, to require ACUK or (if ACUK is for any reason unable to do so) ACC, to purchase all of the 'B' Ordinary shares of 25 pence each and 'C' ordinary Shares of 1 pence each (in each case in the capital of ACUK) which shares are on such date registered in the name of the relevant Seller and/or a Family Member and/or a Permitted Transferee of the relevant Seller. The consideration for such shares shall be an amount equal to the Net Asset Value of each of such shares.

     3.2 If a Seller serves notice in accordance with clause 3.1 the provisions of clause 4 will apply.

     3.3  If ACC or ACUK acquires "B" Ordinary Shares of 25 pence each or
          "C" Ordinary Shares of 1 pence each in accordance with the obligations contained in this clause 3, then it will from time to time make such shares available to current and prospective employees of ACUK as recommended by the board of directors of ACUK and approved by ACC.

4.   COMPLETION

     4.1 Completion of the obligations contained in clauses 2.1 and/or 3.1 shall take place at the registered office of ACUK (or at such other place as may be agreed) as soon as reasonably practicable, and in any event in the case of the obligation contained in clause 2.1, within 7 days of the day on which the number of ACC Shares is agreed or (as the case may be), determined or, in the case of the obligation contained in clause 3.1, within 7 days of the day on which the Net Asset Value is agreed or determined Provided That in each case, if such day is not a business day, then such completion shall take place at 12 noon on the first business day after that.

     4.2  On Completion, the relevant Seller shall:

          4.2.1 transfer or procure the transfer of the Obligation Shares to ACUK or ACC (as the case may be);

          4.2.2 deliver all relevant share certificates and other documents of title in respect of the Obligation Shares to ACUK or ACC (as the case may be);

          4.2.3 deliver to ACUK or ACC (as the case may be) any form of consent or waiver required from the relevant Seller or (as the case may be) any other member of ACUK, to enable the transfer of his Obligation Shares to be registered;

          4.2.4 do such things and execute such documents as shall be reasonably necessary or as ACUK or ACC may reasonably request to give effect to the sale of the shares in accordance with the provisions of this Schedule.

     4.3 Subject to the relevant Seller complying with its obligations under clause 4.2, ACC shall, on Completion in the case of the obligation contained in clause 2.1, allot the ACC Shares in accordance with such clause to the relevant Seller and deliver to the relevant Seller share certificates therefor in their respective names or, in the case of the obligation contained in clause 3.1, pay or (in the case of a purchase by ACUK) procure the payment by ACUK of an amount due in accordance with the provisions of such clause to the relevant Seller by banker's draft.

     4.4 Any ACC Shares allotted pursuant to the provisions of clause 4.3, will be unregistered and subject to Rule 144 of the Securities and Exchange Commission of the United States of America. ACC hereby undertakes to acquire up to 50 per cent of any ACC Shares acquired by a Seller hereunder if so requested prior to such Shares becoming registered and only if necessary to enable such Seller to pay tax in relation to such shares.

     4.5 If any of the provisions of clauses 4.2 or 4.3 are not complied with on the date fixed for Completion, the party not in default may (without prejudice to his other rights and remedies):

          4.5.1 defer Completion to a date not more than 28 days after such date (and so that the provisions of this clause 4.4 shall apply to Completion as so deferred);

          4.5.2 proceed to Completion so far as practicable (without prejudice to his rights under this agreement); or

          4.5.3 rescind the contract of sale arising by virtue of the exercise of the relevant obligation hereunder.

5.   VARIATION OF SHARE CAPITAL

     5.1 In the event of any increase or variation of the share capital of ACUK (whenever effected) by way of capitalisation or rights issue, or sub-division, consolidation or reduction the board of directors of ACUK shall make such adjustments as are fair and reasonable.

     5.2 Except in the case of a capitalisation issue, no adjustment under clause 5.1 shall be made without the prior confirmation in writing by the Auditors to the directors that it is in their opinion fair and reasonable.

6.   SALE OF ACC

     6.1 In the event of an offer being received for the entire issued share capital of ACC, then in relation to any Options which have at the time of sale of ACC become exercisable, and in relation to the 'B' Ordinary Shares of 25 pence in the capital of ACUK;

          6.1.1 if the offer is made by a person ("the Purchaser") whose shares or stock is listed on any stock exchange or investment exchange, ACC shall procure that such Purchaser offers to exchange all 'C' Ordinary Shares of 1 pence each issued pursuant to the exercise of such Options and the 'B' Ordinary Shares of 25 pence each for shares in such Purchaser such exchange to be effected for the number of shares in the Purchaser determined pursuant to clause 2.1 of this Schedule 3 save that references thereon to ACC Shares shall be deemed to be references to shares in the Purchaser (such exchange to be conditional upon but prior to completion of the sale of ACC);

          6.1.2 in any case ACC shall offer to purchase all 'C' Ordinary Shares of 1 pence each issued pursuant to the exercise of such Options and all 'B' Ordinary Shares of 25 pence each at the Net Asset Value of each such shares (such purchase to be conditional upon but immediately prior to completion of the sale of ACC)

6.   DURATION OF OBLIGATIONS

A Seller shall not cease to be a party to this agreement until he ceases to own any Obligation Shares and unless, (if he has purported to exercise the options contained in either or both of clauses 2.1 or 3.1), he has transferred such shares with good title.

7.   ARTICLES

In the event of any conflict between the terms of this agreement and the Articles, the terms of this agreement shall prevail.

8.   NOTICES

Any notice required or permitted to be given under this agreement shall be in writing and shall, in the case of a recipient being a company, be sent to its registered office from time to time, and, in the case of a recipient being an individual, be sent to his address set out in this agreement or to such other address in England as he may designate by notice to the other parties and to the

     Auditors in accordance with this clause. Any such notice shall be delivered personally or sent in a pre-paid letter by the recorded delivery service and shall be deemed to have been served if by personal delivery, when delivered (if delivered before 5.00pm on Monday to Friday (bank holidays excepted), failing which it shall be deemed to be served at 9.00am on the next business day) and if by recorded delivery, 48 hours after posting.


SIGNED by  in the presence of:                       )



SIGNED by DAVID FLETCHER in the presence of:         ) /s/ David Fletcher
/s/ W A Harrison                                     )
W A Harrison                                         )
Dibb Lupton Alsop                                    )


SIGNED by KENNETH RONALD INNOCENT in the presence of:) /s/ K R Innocent
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris                                        )


SIGNED by REBECCA JANE INNOCENT in the presence of:  ) /s/ K R Innocent
/s/ C Soothill                                       ) As Attorney
C Soothill                                           )
Walker Morris                                        )


SIGNED by TERESA JANE INNOCENT in the presence of:   ) /s/ K R Innocent
/s/ C Soothill                                       ) As Attorney
C Soothill                                           )
Walker Morris                                        )


SIGNED by TIMOTHY KENNETH INNOCENT in the presence   ) /s/ K R Innocent
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris

SIGNED by GRAHAM HONEYMAN in the presence            ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by ANGELA HONEYMAN in the presence            ) /s/ K R Innocent
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by PETER BIRTLES in the presence              ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by LINDA BIRTLES in the presence              ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by KENNETH BARRIE LOMAX in the presence       ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by ANN LOMAX in the presence                  ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by HANNAH LOMAX in the presence               ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )

C Soothill                                           )
Walker Morris                                        )


SIGNED by RICHARD ADAM LOMAX in the presence         ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by PETER CARLESS in the presence              ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by DAVID MARTIN CARLESS in the presence       ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by JOANNA LOUISE CARLESS in the presence      ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by SHELAGH MARGARET in the presence           ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by PHILIP SIDNEY BARRETT in the presence      ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris

SIGNED by ANN SUSAN BARRETT in the presence          ) /s/ P J Barrett
of:                                                  ) As Attorney
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by HUGH AIKEN for and on behalf               ) /s/ Hugh H Aiken
of ATCHISON CASTING UK LTD in the                    )
presence of:                                         )
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris


SIGNED by HUGH AIKEN for and on behalf               ) /s/ Hugh H Aiken
of ATCHISON CASTING CORPORATION in the               )
presence of:                                         )
/s/ C Soothill                                       )
C Soothill                                           )
Walker Morris

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